As filed with the Securities and Exchange Commission on September 5, 2013
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FALCONRIDGE OIL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada	1389	20-0266164
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17-120 West Beaver Creek Rd., Richmond Hill, Ontario, Canada L4B 1L2, (905) 771-6551
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to
Macdonald Tuskey
Suite 400, 570 Granville Street
Vancouver, BC, V6C 3P1
Tel: 604.689.1022
Fax: 604.681.4760

Resident Agents of Nevada, Inc.
711 S. Carson Street
Suite 4 Carson City, Nevada 89701
(775) 882-4641
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security ($) (1)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($) (3)

Shares of Common Stock, par value $0.001	19,461,000	0.50	9,730,500	1,327.24	(2)

(1)	Estimated for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 and the price at which the Selling Security Holders will be offering their shares.
(2)	Paid on filing.
(3)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

FALCONRIDGE OIL TECHNOLOGIES CORP.

19,461,000 Shares of Common Stock

The date of this Prospectus is September 4, 2013.

Falconridge Oil Technologies Corp. (“Falconridge”, “we”, “us”, “our” and “our company”) is registering 19,461,000 shares of common stock held by 20 selling security holders (the “Selling Security Holders”).

The Selling Security Holders will sell at an initial price of $0.50 per share until a market for our common stock develops on the OTC Bulletin Board (the “OTCBB”), and thereafter at prevailing market prices or privately negotiated prices.

The Selling Security Holders have arbitrarily set the $0.50 price per share; the price does not reflect net worth, total asset value, or any other objective accounting measure.

The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein may also be deemed to be an “underwriter” within the meaning of section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  We will not receive any proceeds from the sale of shares of our common stock by the Selling Security Holders, who will receive aggregate net proceeds of $9,730,500 if all of the shares being registered are sold.  We will incur all costs associated with this Prospectus.

Our three directors and officers are:

•	Mr. William J. Muran as Director and Secretary;
•	Mr. Mark Pellicane, as Director, President and Chief Executive Officer; and
•	Mr. Alfred Vincent Morra as Director, Treasurer and Chief Financial Officer.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. See the section entitled “Risk Factors” beginning on page 6 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed.  The Selling Security Holders may not sell these securities until this registration statement is declared effective by the Securities and Exchange Commission.  This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the Selling Security Holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The Selling Share Holders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common shares.

Dealer Prospectus Delivery Obligation

Until _________ (90th day after the later of (1) the effective date of the registration statement; or (2) the first date on which the securities are offered publicly), all dealers that effect in transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is                               , 2013.

Table of Contents

Item 3 - Prospectus Summary	3
Item 4 - Use of Proceeds	13
Item 5 - Determination of Offering Price	13
Item 6 - Dilution	14
Item 7 - Selling Security Holders	14
Item 8 - Plan of Distribution	16
Item 9 - Description of Securities to be Registered	19
Item 10 - Interests of Named Experts and Counsel	21
Item 11 - Information with Respect to Our Company	21
DESCRIPTION OF BUSINESS	21
DESCRIPTION OF PROPERTIES	31
LEGAL PROCEEDINGS	31
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	32
FINANCIAL STATEMENTS	33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	39
DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	39
EXECUTIVE COMPENSATION	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	45
Item 12A - Disclosure of Commission Position on Indemnification of Securities Act Liabilities	46

Item 3 – Prospectus Summary

We qualify all the forward-looking statements contained in this Prospectus by the following cautionary statements.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking.  Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Actual results may vary from those expected. Undue reliance should not be placed on any forward-looking statements, which are appropriate only for the date made. We do not plan to subsequently revise these forward-looking statements to reflect current circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Corporate Background

We were incorporated on May 30, 2007 under the laws of the State of Nevada.  We are a development stage corporation engaged in enhanced oil and gas recovery solutions and services.

We have one subsidiary, Falconridge Oil Ltd. (“Falconridge Ontario”), a province of Ontario company, which has become our wholly-owned subsidiary on August 2, 2013 upon the closing of the transactions discussed below.

Our principal executive offices are located at 17-120 West Beaver Creek Rd., Richmond Hill, Ontario, Canada L4B 1L2.  Our telephone number is (905) 771-6551.

The Offering

The 19,461,000 shares of our common stock being registered by this Prospectus represent approximately 39.9% of our issued and outstanding common stock as of September 4, 2013.  We have not entered into any registration rights or similar agreement pursuant to which we are obligated to register the shares being registered in this Prospectus.  We are a reporting company with the SEC.  We are bearing all costs associated with registering the shares being offered because we believe that we will be better able to raise the required funds.  Importantly, however, there is no guarantee that a market for our shares will ever develop.

Common Stock Outstanding Prior to the Offering	48,750,000 shares

Common Stock to be Outstanding Following the Offering	48,750,000 shares

Common Stock Offered	19,461,000 shares

Offering Price	$0.50 per share

Aggregate Offering Price	$9,730,500

Number of Selling Security Holders	20

Use of Proceeds	We will not receive any of the proceeds of the shares offered by the Selling Security Holders. Our company will pay all the expenses of this offering estimated at approximately $17,500.

Underwriters	The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act.

Plan of Distribution	The Selling Security Holders named in this Prospectus are making this offering and may sell at market or privately negotiated prices.

This summary does not contain all the information that should be considered before making an investment in Falconridge Oil Technologies Corp.’s common stock.  The entire prospectus should be read including the “Risk Factors” on page 9 and financial statements before deciding to invest in our common stock.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	May 31, 2007 (inception of Falconridge Nevada) to May 31, 2013	Year Ended February 28, 2013 (Falconridge Ontario)	Year Ended February 28, 2012 (Falconridge Ontario)
	(audited)	(audited)	(audited)

Revenues	Nil	$63,635	$134,390
Operating Expenses	$(134,506)	$415,554	$470,813
Net Income (Loss)	$(141,958)	$(353,041)	$(336,920)
Net Earnings (Loss) Per Share	--	$(3,530.41)	$(3,369.20)

Balance Sheet Data

	As at May 31, 2013	As at February 28, 2013	As at February 28, 2012
	(audited)	(audited)	(audited)

Working Capital (Deficit)	$(61,958)	$(1,279,973)	$(952,328)
Total Assets	$5,813	$197,602	$221,819
Total Liabilities	$67,771	$1,343,789	$1,014,965

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (“JOBS”) Act. We are also smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934.

The JOBS Act is intended to reduce the regulatory burden on emerging growth companies. We meet the definition of an emerging growth company and so long as we qualify as an “emerging growth company,” we will, among other things:

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. We meet the definition of an emerging growth company and so long as we qualify as an “emerging growth company,” we will, among other things:

•
be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act (although we are permanently relieved of this requirement for as long as we remain a smaller reporting company);

•	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

•
be temporarily exempted from any rules that might  be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

•
be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

•
be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company (we also qualify for these reduced requirements by virtue of being a smaller reporting company).  These disclosure requirements require two years, rather than three, of executive compensation information for executive officers, and require compensation data only for the principal executive officer and two other most highly paid executive officers, rather than for the principal executive officer, principal financial officer and the three other most highly paid executive officers applicable to other registrants; and

•	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b -2 of title 17, Code of Federal Regulations, or any successor thereto.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated into this registration statement that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations and, as at May 31, 2013, have incurred a net loss of $1,278,024 since our inception on May 7, 2010.  Our business operations began in 2010 and have resulted in net losses in each year.  We have generated only nominal revenues since our inception and do not anticipate that we will generate revenues which will be sufficient to sustain our operations in the near future.  Our profitability will require the successful commercialization and sales of our planned products. We may not be able to successfully achieve any of these requirements or ever become profitable.

There is doubt about our ability to continue as a going concern due to recurring losses from operations, accumulated deficit and insufficient cash resources to meet our business objectives, all of which means that we may not be able to continue operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended February 28, 2013 and 2012 with respect to their doubt about our ability to continue as a going concern. As discussed in Note 3 to our financial statements for the years ended February 28, 2013 and 2012, we have generated operating losses since inception, and our cash resources are insufficient to meet our planned business objectives, which together raises doubt about our ability to continue as a going concern.

We could face intense competition, which could result in lower revenues and higher expenditures and could adversely affect our results of operations.

Unless we keep pace with changing technologies, we could lose existing customers and fail to win new customers. In order to compete effectively in the enhanced oil and gas recovery industry, we must continually design, develop implement and market new and enhanced technologies and strategies. Our future success will depend, in part, upon our ability to address the changing and sophisticated needs of the marketplace.  Enhanced oil and gas recovery technologies have not achieved widespread commercial acceptance in Canada and our strategy of expanding our enhanced oil and gas recovery business could adversely affect our business operations and financial condition.

Further, we expect to derive over a significant amount of revenue from oil and gas assets, which are often non-standard, involve competitive bidding, and may produce volatility in earnings and revenue.

Our plan to pursue oil and gas assets in international markets may be limited by risks related to conditions in such markets.

We are governed by only three persons serving as directors and officers which may lead to faulty corporate governance.

We have not implemented various corporate governance measures nor have we adopted any independent committees as we presently do not have any independent directors.

We must attract and maintain key personnel or our business will fail.

Success depends on the acquisition of key personnel.  We will have to compete with other companies both within and outside the oil and gas industry to recruit and retain competent employees. If we cannot maintain qualified employees to meet the needs of our anticipated growth, this could have a material adverse effect on our business and financial condition.

We may not be able to secure additional financing to meet our future capital needs due to changes in general economic conditions.

We anticipate requiring significant capital to fulfill our contractual obligations (as noted in our audited financial statements), continue development of our planned products to meet market evolution, and execute our business plan, generally.   We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our business and operating results could be harmed if we fail to manage our growth or change.

Our business may experience periods of rapid change and/or growth that could place significant demands on our personnel and financial resources. To manage possible growth and change, we must continue to try to locate skilled scientists and professionals and adequate funds in a timely manner.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have not achieved revenues and have limited significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. We have a limited operating history and must be considered in the development stage. Our success is significantly dependent on the successful research and development of our planned products, which cannot be guaranteed. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to complete the research and development of our products and operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We are affected by certain law and governmental regulations which could affect international operations of our oil and gas assets.

While our Terra Slicing Technology (“TST”) service has been approved in certain countries, failure to gain compliance would limit international operations. In addition, future government regulations concerning environmental issues could have an adverse effect on market acceptance or cause time delays or additional costs to meet requirements.

If our intellectual property is not adequately protected, then we may not be able to compete effectively and we may not be profitable.

Our commercial success may depend, in part, on obtaining and maintaining patent protection, trade secret protection and regulatory protection of our technologies and product candidates as well as successfully defending third-party challenges to such technologies and candidates. We will be able to protect our technologies and product candidates from use by third parties only to the extent that valid and enforceable patents, trade secrets or regulatory protection cover them and we have exclusive rights to use them. The ability of our licensors, collaborators and suppliers to maintain their patent rights against third-party challenges to their validity, scope or enforceability will also play an important role in determining our future.

The patent positions of technology related companies can be highly uncertain and involve complex legal and factual questions that include unresolved principles and issues. No consistent policy regarding the breadth of claims allowed regarding such companies’ patents has emerged to date in the United States, and the patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict with any certainty the range of claims that may be allowed or enforced concerning our patents.

We may also rely on trade secrets to protect our technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we seek to protect confidential information, in part, through confidentiality agreements with our consultants and scientific and other advisors, they may unintentionally or willfully disclose our information to competitors. Enforcing a claim against a third party related to the illegal acquisition and use of trade secrets can be expensive and time consuming, and the outcome is often unpredictable. If we are not able to maintain patent or trade secret protection on our technologies and product candidates, then we may not be able to exclude competitors from developing or marketing competing products, and we may not be able to operate profitability.

If we are the subject of an intellectual property infringement claim, the cost of participating in any litigation could cause us to go out of business.

There has been, and we believe that there will continue to be, significant litigation and demands for licenses in our industry regarding patent and other intellectual property rights. Although we anticipate having a valid defense to any allegation that our current products, production methods and other activities infringe the valid and enforceable intellectual property rights of any third parties, we cannot be certain that a third party will not challenge our position in the future. Other parties may own patent rights that we might infringe with our products or other activities, and our competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. These parties could bring claims against us that would cause us to incur substantial litigation expenses and, if successful, may require us to pay substantial damages. Some of our potential competitors may be better able to sustain the costs of complex patent litigation, and depending on the circumstances, we could be forced to stop or delay our research, development, manufacturing or sales activities. Any of these costs could cause us to go out of business.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitor’s copies or otherwise gains access to our proprietary technology or develops similar technologies independently or is able to prove that our technology is not proprietary, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand.  These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and market demands. As a result, our service and technology may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate market demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry or governmental standards.

Risks Relating to Ownership of Our Securities

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTCBB quotation system in which shares of our common stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. The trading volume of our common shares has historically been sporadically or “thinly-traded” meaning that the number of persons interested in purchasing our common shares at or near bid prices at certain given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume.  Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

We do not anticipate paying any cash dividends to our common shareholders.

We presently do not anticipate that we will pay dividends on any of our common stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for common stock in the foreseeable future.

As we are listed on the Over-the-Counter Bulletin Board quotation system, our common stock is subject to “penny stock” rules which could negatively impact our liquidity and our shareholders’ ability to sell their shares.

Our common stock is currently quoted on the OTCBB. We must comply with numerous NASDAQ MarketPlace rules in order to maintain the listing of our common stock on the OTCBB. There can be no assurance that we can continue to meet the requirements to maintain the quotation on the OTCBB listing of our common stock. If we are unable to maintain our listing on the OTCBB, the market liquidity of our common stock may be severely limited.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights of our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains a specific provision that eliminates the liability of our directors and officers for monetary damages to our company and shareholders. Further, we are prepared to give such indemnification to our directors and officers to the extent provided for by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and the Financial Industry Regulatory Authority (“FINRA”), have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

We will incur increased costs and compliance risks as a public company.

As a public company, we will incur significant legal, accounting and other expenses that Falconridge Ontario did not incur as a private company prior to the private placement financing and share exchange.

Our business will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and FINRA.  We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.  Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.  Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Item 4 – Use of Proceeds

This Prospectus relates to our common stock shares that will be offered on a continuous basis by the Selling Security Holders beginning immediately after the registration statement effective date, which is included in this Prospectus, and may continue for a period in excess of thirty (30) days from this effective date.  We are completing this registration statement to allow the Selling Security Holders to sell their shares.  The Selling Security Holders will receive all proceeds from this offering and, if all of the shares being offered by this Prospectus are sold at $0.50 per share, those proceeds would be $9,730,500.  We, the issuer, will not acquire any of the proceeds from the common stock sale by the Selling Security Holders in this offering.  Our company will pay all expenses of this offering estimated at approximately $17,500.  See Part II, Item 13.

Item 5 – Determination of Offering Price

The Selling Security Holders will offer their shares at an offering price of $0.50 per share until a market for our common stock develops on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. The offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.50 per share figure, including the following:

•	our most recent private placement of 3,250,000 pre-split shares of our common stock (6 for 1) at a price of $0.02 per share on completed September, 2008 pursuant to an exemption under Regulation S;
•	our lack of operating history;
•	our capital structure; and
•	the background of our management.

As a result, the $0.50 per share offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

Item 6 – Dilution

All of the 19,461,000 shares of our common stock to be sold by the Selling Security Holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Item 7 – Selling Security Holders

This Prospectus covers the offering of up to 19,461,000 shares of our common stock.  The shares issued to the 20 Selling Security Holders are restricted under applicable federal and state security laws and are being registered to give them the opportunity to sell their shares.

They are offering for sale a total of 19,461,000 shares of common stock of our company.  This comprises approximately 39.9% percent of the total issued and outstanding shares.  To the best of our knowledge, the Selling Security Holders have sole voting and investment power and rights over all their shares and are the beneficial owners.  They have given all information regarding share ownership.  The shares being offered are being registered to permit public secondary trading and the Selling Security Holders may offer all or part of their respective shares from time to time but is under no obligation to immediately sell them pursuant to this Prospectus.  Thus, our company cannot guarantee that any shares will be sold after this registration statement is declared effective.

The offering of 19,461,000 shares of our issued and outstanding common stock by the Selling Security Holders were originally issued pursuant to a private placement of 3,250,000 shares of common stock issued to non-US persons on February 18, 2008. The purchase price of the shares was $65,000 or $0.02 per share. On September 1, 2008, 1,050,000 shares were rescinded by our company and funds in the amount of $21,000 were returned to seven shareholders. On September 4, 2008, a total of 1,050,000 shares of common stock were issued to six non-US persons. The purchase price of the shares was $21,000 or $0.02 per share.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The Selling Security Holders will have the option to sell their shares at an initial offering price of $0.50 per share until a market for our common stock develops on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices.

The following table provides information as of September 4, 2013 regarding the beneficial ownership of our common stock by each of the Selling Security Holders, including:

•	the name of the security holder that owns the shares being offered
•	the number of shares owned by each prior to this offering;
•	the number of shares being offered by each;

•	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold; and
•	the percentage of shares owned by each.

Name of Selling Security Holder	Shares Owned Prior to this Offering(1)	Percent %(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)

Andrea Fehsenfeld	540,000	1.1%	540,000	Nil	0%
Bartlett Trading Inc.	1,800,000	3.7%	1,800,000	Nil	0%
Caroline Industries Inc.	1,200,000	2.5%	1,200,000	Nil	0%
Coldstream Summit Ltd.	300,000	(3)	300,000	Nil	0%
Dejardins Compagnie S.A	450,000	(3)	450,000	Nil	0%
Epsom Investment Services N.V.	1,500,000	3.1%	1,500,000	Nil	0%
Europa Capital AG	300,000	(3)	300,000	Nil	0%
Isla Invesco Ltd.	1,800,000	3.7%	1,800,000	Nil	0%
Jackson Bennett LLC	450,000	(3)	450,000	Nil	0%
Jeremy Yaseniuk	321,000	(3)	321,000	Nil	0%
Korrigan AG	1,500,000	3.1%	1,500,000	Nil	0%
Lornex Financial Ltd.	1,800,000	3.7%	1,800,000	Nil	0%
Mariposa Asociados S.A	450,000	(3)	450,000	Nil	0%
Mirabeau Compagnie S.A.	1,800,000	3.7%	1,800,000	Nil	0%
Paragon Capital Inc.	1,800,000	3.7%	1,800,000	Nil	0%
Parma Securities Ltd.	300,000	(3)	300,000	Nil	0%
Prapaipan Chayawatana	900,000	1.8%	900,000	Nil	0%
Robert Gelfand	1,500,000	3.1%	1,500,000	Nil	0%
Sienna Institute Inc.	300,000	(3)	300,000	Nil	0%
Tamarind Investments Inc.	450,000	(3)	450,000	Nil	0%

Total	19,461,000	39.9%	19,461,000	Nil	0%

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 48,750,000 shares of our common stock issued and outstanding and as at September 4, 2013.
(3)	Less than 1%.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the Selling Security Holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

None of the Selling Security Holders has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Security Holders are broker-dealers or affiliates of a broker-dealer.

Item 8 – Plan of Distribution

We are registering 19,461,000 shares of our common stock on behalf of the Selling Security Holders.  The Selling Security Holders have the option to sell the 19,461,000 shares of our common stock at an initial offering price of $0.50 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

The shares may be sold in a lawful manner using any one or more of the following methods: private transaction; ordinary brokerage transactions; transactions in which the broker-dealer solicits purchasers; broker-dealer as principal purchasers and resale by the broker-dealer for its own account; block trades in which the broker-dealer will attempt to sell the shares as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; broker-dealer agreements with the selling shareholder to sell a specified number of such shares at a stipulated price per share; exchange distribution following the rules of the applicable exchange; short sales that are not violations of the laws and regulations of any state of the United States; through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or through a combination of any such methods or other lawful means.

The Selling Security Holders are underwriters, within the meaning of section 2(a)(11) of the Securities Act.  Any broker-dealers or agents that participate in the sale of the common stock or interests therein may also be deemed to be an “underwriter” within the meaning of section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Security Holders, who are “underwriters” within the meaning of section 2(a)(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act.

The brokers or dealers may receive commissions or discounts from the Selling Security Holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved.   Broker-dealers may agree with the Selling Security Holders to sell a specified number of the shares of common stock at a stipulated price per share.   In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.   Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have our common stock quoted on the OTCBB.

Trading in stocks quoted on the OTCBB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. The OTCBB should not be confused with the NASDAQ market. OTCBB companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTCBB is not a stock exchange, and the trading of securities on the OTCBB is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

We are bearing all costs relating to the registration of our common stock. The Selling Security Holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The Selling Security Holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock.  In particular, during such times as the Selling Security Holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;
•	not engage in any stabilization activities in connection with our securities; and
•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Regulation M

During such time as the Selling Security Holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the Selling Security Holders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution”.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the Selling Security Holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the Selling Security Holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the Selling Security Holders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Security Holders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

The Selling Security Holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.  After the sale of the shares offered by this Prospectus the Selling Security Holders will have 19,461,000 common shares.  The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the Selling Security Holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the Selling Security Holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be approximately $17,500, including but not limited to legal, accounting, printing and mailing fees will, be paid by our company.  However, any selling costs or brokerage commissions incurred by each Selling Security Holder relating to the sale of their shares will be paid by them.  See “Use of Proceeds” on page 16.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;
•	contains the toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;
•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and
•	a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a Selling Security Holder wants to sell shares of our common stock under this Prospectus in the United States, the Selling Security Holder will need to comply with state securities laws, also known as “blue sky laws”, with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a Selling Security Holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a Selling Security Holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Item 9 – Description of Securities to be Registered

Common Stock

We are authorized to issue up to 450,000,000 shares of common stock, par value of $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, rateably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our company’s common stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our company’s board of directors or for a third party to obtain control of our company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent and Registrar

Our independent stock transfer agent is Holladay Stock Transfer.  Their mailing address is 2939 N. 67 Place, Scottsdale, Arizona, 85251.

Item 10 – Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

The audited financial statements of Falconridge Ontario for the two most recent fiscal years ended February 28, 2013 and February 28, 2012 and audited financial statements of Falconridge Nevada for the fiscal year ended May 31, 2013 have been included in this Prospectus in reliance upon MaloneBailey LLP, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

The law firm of  Macdonald Tuskey has rendered a legal opinion regarding the validity of the shares of common stock offered by the Selling Security Holders.  It is exhibit 5.1 to the registration statement of which this Prospectus is a part.

Item 11 – Information with Respect to Our Company

DESCRIPTION OF BUSINESS

Forward-Looking Statements

This Prospectus contains forward-looking statements.  To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate.  It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We do not undertake any obligation to publicly update any forward-looking statements.

Overview

We were incorporated on May 30, 2007 under the name Ameriwest Minerals Corp. On December 23, 2010, we changed our name to Ameriwest Petroleum Corp. by way of a merger with our wholly-owned subsidiary Ameriwest Petroleum, which was formed solely for the change of name. We were an exploration stage corporation. Our company carried out the first phase of exploration on the Key 1-4 Mineral Claims, SW Goldfield Hills Area, Esmeralda County, Nevada, USA consisting of approximately 83 acres. The results of Phase I were not promising and management determined it was in the best interests of the shareholders to abandon the property and we allowed the claim to lapse in September 2009.

On November 4, 2009, our company signed a letter of intent with Suntech Energy of British Columbia to establish the basic terms to be used in a future asset purchase between our company and Suntech Energy. The Agreement was to become effective on or before March 31, 2010. The letter of intent expired without having concluded the Agreement.

On November 13, 2009, our company purchased a bioreactor pod for $24,000 to use in a test process. If the results proved positive then our company would proceed with acquiring the license rights for those pods. As of November 30, 2010, our company had not been able to take possession and implement the testing of the bioreactor pod due to legal problems the manufacturer was experiencing. Our company therefore felt it was appropriate to write off the asset during the period ended November 30, 2010.

On June 20, 2013, we entered into letter of intent for a share exchange transaction and acquisition with Falconridge Ontario and its shareholders. Pursuant to the terms of the agreement, we have agreed to acquire all 100 issued and outstanding shares of Falconridge Ontario’s common stock in exchange for the issuance by our company of 29,250,000 shares of our common stock to the shareholders of Falconridge Ontario.

Effective July 2, 2013, in accordance with approval from the Financial Industry Regulatory Authority (“FINRA”), our company changed its name from “Ameriwest Petroleum Corp.” to “Falconridge Oil Technologies Corp.” by way of a merger with our wholly-owned subsidiary Falconridge Oil Technologies Corp., which was formed solely for the change of name.

The name change became effective with the OTCBB at the opening of trading on July 2, 2013 under the symbol “FROT”.  On July 2, 2013, our stock symbol changed from “AWSS” to “FROT” to better reflect the new name of our company.

On August 2, 2013, we entered into a share exchange agreement with Falconridge Ontario and its shareholders.  Pursuant to the terms of the share exchange agreement, we agreed to acquire all 100 issued and outstanding shares of Falconridge Ontario’s common stock in exchange for the issuance by our company of 29,250,000 shares of our common stock to the shareholders of Falconridge Ontario.

Further, pursuant to the share exchange agreement, Falconridge Nevada is required to:

(a)	provide to Falconridge Ontario a financing of debt or equity for $1,100,000, which is to close no later than 150 days from the closing of the share exchange and on mutually agreeable terms;
(b)	complete a private placement of an aggregate of $400,000 at $1.50 per share (for the purposes of furthering the business of Falconridge Ontario); and
(c)
complete an equity financing (the “Equity Financing”), using our commercially best efforts, of up to $6,000,000 for 4,000,000 units (each, a “Unit”) at a price of no less than $1.50 per Unit.  Each Unit will consist of one common share in our capital stock and one-half of one whole warrant (each one whole warrant, a “Financing Warrant”).  Each Financing Warrant shall be exercisable into one share of our common stock at a price of no less than $3.00 per share for a period of 24 months from the date of issuance of the Financing Warrants.  As a term to the Equity Financing, any party, who is successful in raising funds, with respect to the Equity Financing, from a private investor shall earn a cash commission of 7% and a commission of 5% payable in warrants (each, a “Commission Warrant”).  Each Commission Warrant shall have the same terms as the Financing Warrants.  If we are unable to complete the Equity Financing, then we may offer to Falconridge Ontario to complete a financing of up to $6,000,000 that may include debt, preferred shares of our company or a combination of the foregoing.

On August 2, 2013, we closed the share exchange by issuing the required 29,250,000 common shares to the shareholders of Falconridge Ontario.  As a result of the share exchange, Falconridge Ontario is now the wholly-owned subsidiary of our company.  Concurrently, and as a condition to closing the share exchange agreement, we cancelled 18,000,000 shares of our common stock.

In connection with the share exchange agreement, we adopted a stock option plan on August 2, 2013 to issue options to purchase up to 10% of the issued and outstanding of our capital stock when the share exchange closed, being 4,875,000 shares (the “Options”), to our board members and management, at an exercise price of $1.50 per share or higher.  When the Options are granted, they vest quarterly over two years from the date of grant and shall expire 24 months from vesting.

Additionally, effective August 2, 2013, we changed our fiscal year end to February 28 and William J. Muran resigned as President, Treasurer, Principal Financial Officer, Principal Executive Officer and Principal Accounting Officer of our company. Concurrently, Mark Pellicane was appointed as a Director, President and Chief Financial Officer and Alfred Vincent Morra was appointed as a Director, Treasurer and Chief Financial Officer of our company.

As a result of the closing of the share exchange agreement with Falconridge Ontario, Falconridge Ontario has become our wholly-owned subsidiary and we now carry on business in the Province of Ontario, Canada. Our company is in the development stage and has generated only nominal/insignificant revenues.

Our administrative office is located at 17-120 West Beaver Creek Rd., Richmond Hill, Ontario, Canada L4B 1L2. Our fiscal year end is February 28.

Emerging Growth Company

We are an Emerging Growth Company as defined in the JOBS Act.

We shall continue to be deemed an emerging growth company until the earliest of

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected not to opt out of the extended transition period for complying with any new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

Business Overview

We are an oil and gas technology company that specializes in identifying and accessing additional petroleum reserves that are usually left in the ground. Our value proposition is extracting new resources from wells that have been assessed as uneconomic. Using the Terra Slicing Technology (“TST”), our company offers operators a lower-cost alternative to drilling a new well, with practically equal performance results. Our goal is to shift the industry and social paradigm away from new drilling and towards increasing efficiency of current extraction in existing well-bores to increase recovery of oil and gas. Thus, when widely applied, TST can add significant reserves to the energy resources of the world.

We will finance projects involving the enhancement and stimulation of pre-existing oil and gas assets such as:

•	Producing well assets;
•	Dead wells;
•	Non-performing well assets; and
•	Low yield assets.

Most projects involve depleted or low producing assets.  Assets are stimulated utilizing our proprietary TST technology for maximum effectiveness and productivity, essentially revitalizing the per-existing well and establishing a flow rate with a significant percentage of its initial production.  Alternatively, TST may be utilized as part of a workover project or procedure.

Capital outlay and availability will be variable per project.  We tend to operate as an enhancement company and take a share of the hydrocarbon assets as repayment as well as an interest in the form of a gross over-riding royalty on the producing asset.  By applying TST, an operator will retrieve a significant portion of the well reserves still locked in the ground.

Our company assumes a financial risk in the process, with no capital outlay required by the asset holder or lease owner.  Hence if there is no productivity, we bear the cost.  To the well owner, this is a strong value proposition as we are taking an existing non-performing asset, and converting it to a cash flowing asset.

TST may be used in virtually all environments and applications in the oil and gas industry. TST is applicable on land, or marine environments, and may be used for both oil and gas well applications, in vertical or horizontal formats.

Technologies and Products Overview

We are the exclusive agents of TST in the United Arab Emirates and the exclusive marketing principal of TST, with non-exclusive rights to TST in any territory that does not infringe on the territorial rights of any other exclusive arrangement for TST that does not involve us.

Terra Slicing:

TST is the most advanced completion water jetting technology today. TST uses high pressure (5000 psi) abrasive slurry to cut two perpendicular slices, through casing and cement, and deep into the formation. Two vertical windows, each going out 6 to 15 feet, about 1 to 3 inches wide, and as vertically tall as necessary. Optionally, Terra Slicing can orient the down hole machine, inject chemical reagents, and create fractures. Terra Slicing eliminates near-well bore compaction, cleans formation and increases permeability, creates pressure drop in near-well bore zone and vertical permeability that does not exist naturally.  TST is very different from shaped charge perforation because it is a cutting procedure. No explosion, or burning, or scarring, or lamination.

TST is a patented oil and gas completion technology that increases production of under-performing oil and gas assets by excavation, cutting through damaged zones, increasing permeability, creating non-existent vertical permeability, avoiding damage caused by perforation, increases the drainage area, and is safer than a frac. TST can be used in almost any situation with high risk wells and is the only tool that can work in less than 5% porosity/permeability.
TST may be utilized when there is poor pressure regime around the well bore. Conventional drilling and completion technologies cause high pressure, low permeable area to form around the well bore. Often conventional drilling and completion technologies also damage the near-well bore zone.

Further, TST re-distributes stress. Conventional drilling and completion technologies cause high pressure, low permeable area to form around the well bore. Often conventional drilling and completion technologies also damage the near-well bore zone.

Benefits of TST:

•	Re-distributes stresses away from near-well-bore zone.
•	Porosity increases approximately 4-5 times and permeability increases approximately 15 times.
•	Drainage volume increases 6.2 times greater than bore-hole.
•	Very deep penetration (compared to perforation).
•	Eliminates screen-outs, lamination, skin effects, etc.
•	Creates vertical permeability that does not normally exist in nature – full thickness through inter-bedding and layers.
•	Has a longer lasting effect than any other technology.
•	“Managed balanced” drilling – not overbalanced.
•	So powerful it can cut multiple casings and deep into rock.
•	Does not crack casing or cement / keeps hydraulic integrity.
•	The only technology that actually excavates rock.
•	Accurate and controllable connection / communication.
•	Helps direct a hydraulic fracture (even near water).
•	Follow-up intensification methods also show increased results due to huge drainage surface (i.e. acidization, hydro-fracturing, acoustics, etc.).
•	Ecologically safe / environmentally friendly.

Further, financial benefits of TST are:

•	Up to 30-50% faster oil recovery;
•	Up to 80-160% faster gas recovery;
•	Predictable results prior to any major expenditures;
•	Shorten return on investment;
•	Increase cash flow, enhancement of current yield;
•	Extend life of current low or non-producing assets;
•	Recovery of assets previously unattainable;
•	Significant improvement of newly drilled assets; and
•	Access reserves far beyond what was previously accessible.

Data Analysis:

Data analysis is the first stage in applying the TST process. By examining the well data and historical performance, our engineers are able to accurately predict the yield and net result of the technology application, often to within 10% of final yield. The precision in the analysis phase of the project quickly allows our staff to determine the financial feasibility of the project.

Safe and Proven Technology:

The GEN-1 TerraSlicing technology has been applied historically since the early 70’s with thousands of successful implementations. TST is now in its GEN-3 phase utilizing advancements in metallurgy and engineering technologies to make the application that much more efficient. The technology is completely safe with predictable and measurable results. With thousands of field applications, TST may be used predictably and safely in virtually any oil or gas well.

Well Requirements:

One of the key benefits to deployment of TerraSlicing is the predictability of TST application to the asset. Most important, are the well logs, any data files, and production history, formation, reserve, and reservoir details. As with any project, the more knowledge the TST engineers can study, the more accurate the results. Virtually any well can be enhanced, and the TST engineers can determine if a project is viable by examining the well data and past production. The following is a comprehensive “wish list” of useful data which can be provided to enhance application of TST to a given asset. We recognize that often much of the data is unavailable, however what can be provided will assist the engineers in evaluating a target property.

A.	Geological / Geophysical:

1.	Rock type, rock analysis, sample of rock for destructive testing is desirable.
2.	Hydrocarbon analysis, including viscosity, sour chemicals, scale, asphaltenes, paraffins.
3.	Water analysis, including specific conductivity and mineral, salt and trace metals content.
4.	Every and all logs run on well, at any point in time in history of well, including electric / resistivity (DIL), neutron porosity/density (CDNL), mud, oxygen, sonic, computer log, etc.
5.	Temperature of target interval(s), but a temperature log is helpful.
6.	Isopach map or other contour map or other seismic data interpretation (top and bottom).
7.	Porosity stress matrix or tectonic stress data.
8.	Initial and current reservoir pressure.

B.	Engineering:

Drilling:

1.	Drilling / daily reports or drilling summary.
2.	Bit type(s), size, speed, bore hole characteristics.
3.	Composition, pressure balance, pH, weight, working muds / fluids / chemicals used, etc.
4.	MWD data if available.
5.	LWD data if available.
6.	Deviation – slope and orientation of target interval.

Cased Hole:

1.	Casing type, size, grade, centralizers, etc.
2.	CCL (we do not like to slot through joints and this will tell us where they are).
3.	Cement type, amount, mix, cement bond log if available.

Open Hole:

1.	Rock stability analysis if any.
2.	Casing liner, gravel pack type, size, grade, centralizers, if any.

Completion:

1.	Treatment reports – type of treatment – perforation, stimulation details – shot, acid, frac etc.
2.	Frac report details – quantities and compositions of materials, rates, pressures, times, etc.
3.	Flow testing or other testing – all results, methods of testing, esp. testing by stages, if any.
4.	Reports for 1 – 3 (Completion) for all subsequent re-works or re-stimulation efforts.
5.	Down-hole Logistics.
6.	Down-hole production equipment and surface production equipment.
7.	Well-bore diagram.

C.	Production Drilling:

1.	All records for rates, pressures – all fluids (including gases), on daily or weekly basis, if possible.
2.	Balancing and/or overproduction status that occurred at any time.

D.	Independent Analysis

1.	Any independent calculations – drainage radius, gross/net pay thickness, pay/acre.
2.	Independent reservoir analysis or model if available, including initial reservoir pressure, skin factor, permeability, in-place hydrocarbons, drainage area, etc.
3.	Any other notable geological / geophysical, engineering, or operational details.
4.	Any decline rate analysis, by stage if possible, and not by commingled production.
5.	Any previous life projections or analysis, by material balance or decline curve.
6.	Reserve to production ratio or analysis.
7.	All analysis to include calculations, please.

Centrator

We use a device called a centrator to orient the tool according to any depth, vector, or angle. TST is very accurate and reliable. The centrator ensures the cut is perpendicular to the maximum stresses of the porosity matrix.

Chemical Slot Expansion

At this point in the procedure, permeability is already 15 to 20 times higher than before. Now, we can insert chemistry directly into the window cavities if necessary, to further increase permeability. Note – we only use slurry and chemicals that are absolutely safe for the wells geology.

Risks and Costs

Risks of failing to cut are minimal, even for multiple casings and cement, as the equipment is designed for deep cuts. Cutting and orientation ability can be demonstrated on the surface prior to starting the job. Depending on size, depth, number of terra-slices, and complexity of the job, costs are variable. However, we provide an economic model outlining the cost benefits analysis. Risk and cost can be reduced further by consulting with our experienced engineering and geological team.

What we do:

1.	We start with an existing oil and gas asset.
2.	TST cuts away several tons of rock in two directions in the wells performance or “pay” zone(s). When we do this, we remove the compression around the well-bore, and move it to the tips of the slots.
3.	We can then insert chemistry to clean the near-well-bore zone to ensure maximum productivity (optional).
4.	Permeability at the lateral sides of these windows increases to 15 times what exists in nature. Permeability at the tips goes to zero.
5.	What the well becomes is a new structure that is not a 5½ inch radius any more, but a radius between 10 and 20 feet wide in the target interval.
6.	Manage and refinance assets.
7.	Purchase additional assets and repeat the process.
8.	Capital at risk secured by assets and production.

This allows the well to access reserves far beyond what was previously accessible. An oil and gas project’s low production goes way up. A dead well becomes revived. We can enhance productivity, increase revenue, and extend the life of current oil and gas assets.

Terra-Seal:

The Terra-Seal machine is the only down-hole tool that can be per-programmed to control itself at down-hole point of engagement and not at surface, including azimuth orientation. This is a big advantage over competing technologies. Terra-Seal is a patented abrasive jet cutting completion process to cut smoothly through casing with high-pressure slurry (up to four or more casings).

Terra-Seal is designed to excavate vertical windows in the cement and deep into near well-bore rock in two 180o-phased directions (up to four sets).

The application of Terra-Seal is ideal in any cement squeeze repair of bad casing; new well completion; secondary recovery of oil or gas production from depleted zones; or where previous completion or fracturing was unstable or ineffective; any open-hole or cased wells that have low permeability, low porosity, high pressure, near-well-bore damage, or other production problems; can be run in vertical or horizontal wells; also to improve water-cut and increase production.

Benchmarking:

•	Reservoir engineering, numerical modeling, completion engineering design, economic evaluation, casing/rock analysis.
•	Cut dimensions are calibrated beforehand.
•	Real-time digital monitoring provided.
•	Orientation tool field-tested, high accuracy.
•	Confirm final measurements with cutting returns and DHV or well test logging.

Markets and Market Penetration

Market Size

Currently there are numerous assets available for acquisition in the North American market.  These are represented by oil and gas brokers, agents, and regional land men. Assets are opportunistic and constantly coming on and off the market.  Many acquisitions are by closed bid through agents and brokers of the property / leases. There are an abundance of properties available through local oil and gas brokers, land men. General information may be reviewed for many of the assets for a preliminary evaluation of TST feasibility and implementation. Detailed analysis and in-house engineering due diligence may only be accomplished once proof of funds is provided. For the purposes of our business, asset availability is plentiful and we are able to evaluate the assets prior to any financial commitment.

Market Segments and Competitive Landscape

Our business is directed at formerly producing oil and gas projects that have potential for sole or joint venture enhancement using TST.  Financial feasibility is key. We will not work in a completely depleted reservoir or one with a 95% water cut as the financial viability would make the project unfeasible.  TST performance is exceptionally significant in assets with tight formations, high pressure, and low permeability, where standard stimulation and enhancement procedures would show minimal results.

Given the current state of the market, we will give preference to oil assets over gas assets. However we will review all types of assets on a case by case basis.

There currently are several different methods of enhanced oil recovery including steam flood and water flood injection and hydraulic fracturing.

Adding oil recovery methods adds to the cost of oil —in the case of CO2 enhanced oil recovery typically between USD$0.5-8.0 per tonne of CO2. The increased extraction of oil on the other hand, is an economic benefit with the revenue depending on prevailing oil prices. Onshore enhanced oil recovery has paid in the range of a net USD$10-16 per tonne of CO2 injected for oil prices of USD$15-20/barrel. Prevailing prices depend on many factors but can determine the economic suitability of any procedure, with more procedures and more expensive procedures being economically viable at higher prices. Example: With oil prices at around USD$90/barrel, the economic benefit is about USD$70 per tonne CO2.

In Canada, a carbon dioxide enhanced oil recovery project has been established by Cenovus Energy Inc. at the Weyburn Oil Field in southern Saskatchewan since 2000. The project is expected to recover an additional 130 million barrels (21,000,000 m3) of oil, extending the life of the oil field by 25 years. There is a projected 26+ million tonnes (net of production) of CO2 to be stored in Weyburn, plus another 8.5 million tonnes (net of production) stored at the Weyburn-Midale Carbon Dioxide Project, resulting in a net reduction in atmospheric CO2). Since CO2 injection began in late 2000, the enhanced oil recovery project has performed largely as predicted. Currently, some 1600 m3 (10,063 barrels) per day of incremental oil is being produced from the field.

The United States has been using enhanced oil recovery for several decades. For over 30 years, oil fields in the Permian Basin have implemented enhanced oil recovery. The Department of Energy has estimated that full use of “next generation” carbon dioxide enhanced oil recovery in United States could generate an additional 240 billion barrels (38 km3) of recoverable oil resources. Developing this potential would depend on the availability of commercial carbon dioxide in large volumes, which could be made possible by widespread use of carbon capture and storage. For comparison, the total undeveloped US domestic oil resources still in the ground total more than 1 trillion barrels (160 km3), most of it remaining unrecoverable. The Department of Energy estimates that if the enhanced oil recovery potential were to be fully realized, state and local treasuries would gain $280 billion in revenues from future royalties, severance taxes, and state income taxes on oil production, aside from other economic benefits.

Product Marketing and Communications

Our company has relationships globally for deployment of its technology, specifically in:

•	The Middle East, being:

–	United Arab Emirates,

–	Oman, and

–	Egypt.

•	Brazil.

Our company’s marketing strategy is focused on identifying market opportunities and customer needs and marketing communications to build awareness within market segments. We expect that marketing communications will encompass trade shows addressing oil and gas extraction.

Material Contracts

On February 17, 2011, Falconridge Ontario entered into an agreement with Meadowbank Asset Management Inc. (“Meadowbank”).  Pursuant to this agreement, Meadowbank will attempt to source properties for the implementation of our technology.  As a term to the agreement, Falconridge Ontario agreed to remunerate Meadowbank where:

1.
Falconridge Ontario is required to finance the technology implementation, then Meadowbank will be entitled to 10% of total gross revenue earned by Falconridge from the establishment of relationships and target from Meadowbank after initial expenses of enhancement or implementation are recovered from the property; or

2.	Falconridge Ontario is not required to finance the technology implementation, then Meadowbank will be entitled to:
a.	20% of total gross revenue earned by Falconridge from the establishment of relationships and target from Meadowbank; and
b.	10% of any up-front fees charged for the implementation of the technology.

In October 2011, we contracted with a third party to perform a workover of a well using TST.  As payment, we received a royalty interest upon completion in February 2012. The value of the royalty interest obtained was fair valued based on our reserve report, which is deemed to be $128,990. We accounted for this royalty interest received as service revenues and capitalized the amount as oil and gas property.

Intellectual Property

We assert common law trademark rights for the names “Terra-Seal” and “TerraSlicing” in the field of oil and gas production. Common law trademark rights are enforceable in provincial courts in Canada, and may be asserted against those who appropriate, dilute or damage the goodwill of our business by using the same or similar trade-names or trademarks. Unlike statutory trademark rights, which are acquired by registration and provide nation-wide protection, common law trademark rights are acquired automatically and provide protection only in the jurisdiction where a business uses a name or logo in commerce. We intend to rely on common law trademark protection until such time as we deem it economical for our business to register our trade-names or trademarks.

Further, the terms “TerraSlicing”, “TerraSeal”, “TST” and “TSS” are deemed to be our intellectual property.

We have not registered for the protection of any rights under trademark, patent, or copyright in any jurisdiction.

Our logos:

Our internet site is located at www.falconridgeoil.com.

Government Regulation

Our operations are subject to numerous federal, state and local laws and regulations in the United States and Canada in areas such as oil and gas regulation, consumer protection, government contracts, trade, environmental protection, labor and employment, tax, licensing and others. For example, in the U.S., most states have oil and gas laws and regulations directed specifically toward our industry, including environmental laws. In certain jurisdictions, we will have to obtain licenses or permits in order to comply with standards governing environmental regulations and oil and gas extraction.

The oil and gas industry is also subject to requirements, codes and standards imposed by various insurance, approval and listing and standards organizations. Depending upon the type of oil and gas asset and requirements of the applicable local governmental jurisdiction, adherence to the requirements, codes and standards of such organizations is mandatory in some instances and voluntary in others.

Amount Spent on Research and Development the Last Two Fiscal Years

We have not spent any money during each of the last two fiscal years on research and development activities.

Employees and Employment Agreements

Each of our directors and officers is a full-time employee and currently devotes about 100% of their time to our operation. Our officers and directors do not have written employment agreements with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt plans in the future. Except for our stock option plan, which no options have been issued, there are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties.

We have one other employee, Mark Nowak, who is compensated $60,000 per annum. We do not have a written employment agreement with this employee.

Enforceability of Civil Liabilities Against Foreign Persons

It may be difficult to bring and enforce suits against our management in the United States as they are citizens of Canada.  Our company, however, is incorporated in the State of Nevada.  Cash and our material contracts are our only assets.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located at 17-120 West Beaver Creek Rd., Richmond Hill, Ontario, Canada L4B 1L2.  Our telephone number is (905) 771-6551.  We pay rent of approximately $4,250 per month for the use of this space.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange.  Our common stock is quoted on the OTCBB under the trading symbol “FROT”.  We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a national or regional stock exchange.

Outstanding Options, Warrants or Convertible Securities

As of the date of this Prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of our company’s common stock then outstanding, which, in our case, will equal approximately 487,500 shares as of the date of this Prospectus; or
2.	the average weekly trading volume of our company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Rule 144 is not available for either a reporting or non-reporting shell company, as defined under Rule 405 of the Securities Act, unless our company: has ceased to be a shell company; is subject to the Exchange Act reporting obligations; has filed all required Exchange Act reports during the preceding twelve months; and at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Registration Rights

We are paying the expenses of the offering because we seek to develop a market for our common stock.  We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our enhanced oil and gas recovery business plan, we may need to raise additional capital.

Holders

There has been no active market of our securities, and, therefore, no high and low bid pricing. As of September 4, 2013, we have 17 shareholders of record.  This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not issue any securities under any equity compensation plan as of September 4, 2013.

Transfer Agent and Registrar

Our independent stock transfer agent is Holladay Stock Transfer.  Their mailing address is 2939 N. 67 Place, Scottsdale, Arizona, 85251.

FINANCIAL STATEMENTS

This Prospectus includes the following financial statements:

•	Audited financial statements of our company for fiscal years ended May 31, 2013 and 2012 and from inception (on May 30, 2007) to May 31, 2013;
•
Audited financial statements of our wholly owned subsidiary, Falconridge Ontario, for the fiscal years ended February 28, 2013 and 2012 and unaudited financial statements for the three months ended May 31, 2013 and 2012; and

•	Pro forma balance sheet and income statement of our company.

Our financial statements are prepared in accordance with United States generally accepted accounting principles and are stated in United States Dollars (US$). The financial statements appear beginning on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statement and the related notes for the fiscal years ended February 28, 2013 and 2012 that appear elsewhere in this Prospectus.  The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward looking statements.  Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this annual report, particularly in the section entitled “Risk Factors” beginning on page 9 of this Prospectus.

Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Cash Requirements

Over the next 12 months we intend to carry on business as a development stage video analytics and security company.  We anticipate that we will incur the following operating expenses during this period:

Estimated Funding Required During the Next 12 Months

Expense	Amount ($)

Consulting Fees for Research and Development	Nil
Engineering	2,000,000
Fixed asset purchases	15,000
Management Consulting Fees	300,000
Professional fees	180,000
Rent	55,000
Sales, Travel and Marketing	120,000
Other general administrative expenses	74,000
Total	2,744,000

We will require funds of approximately $3,000,000 over the next twelve months to operate our business. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Purchase of Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment during the next 12 months.

Going Concern

There is significant doubt about our ability to continue as a going concern.

As shown in the accompanying financial statements, we have incurred net losses of $1,278,024 since inception. This condition raises substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations for the Three Month Period Ended May 31, 2013 and 2012, and for the Fiscal Years Ended February 28, 2013 and 2012.

The following summary of our results of operations should be read in conjunction with our unaudited financial statements for the three month periods ended May 31, 2013 and 2012, and our audited financial statements for the fiscal years ended February 28, 2013 and 2012.

Our operating results for the three month periods ended May 31, 2013 and 2012, and for the fiscal years ended February 28, 2013 and 2012 are summarized as follows:

	Three Months Ended	Three Months Ended	For the Fiscal Year Ended	For the Fiscal Year Ended
	May 31,	May 31,	February 28,	February 28,
	2013	2012	2013	2012

Revenues	$5,123	$47,731	$63,635	$134,390
Operating Expenses	$136,622	$112,223	$415,554	$470,813
Other Expenses	$238	$280	$1,122	$497
Net Income (Loss)	$(131,737)	$(64,772)	$(353,041)	$(336,920)

Revenues for the three month period ended May 31, 2013 were $5,123 as compared to $47,731 for the comparative period in 2012.  The decrease in our revenues is primarily due to a decrease in service revenue.

Expenses

Our operating expenses for the three month periods ended May 31, 2013 and 2012, for the fiscal years ended February 28, 2013 and 2012 are outlined in the table below:

	Three Months Ended	Three Months Ended	For the Fiscal Year Ended	For the Fiscal Year Ended
	May 31,	May 31,	February 28,	February 28,
	2013	2012	2013	2012

General administrative	$128,828	$92,960	$371,835	$416,288
Depreciation, amortization and depletion	$7,794	$19,263	$43,719	$54,525
Research and development	$Nil	$Nil	$Nil	$Nil

Expenses for the three month period ended May 31, 2013 was $136,622 as compared to $112,223 for the comparative period in 2012. Our increase in expenses is due to our general administrative expenses of carrying on a business.

Equity Compensation

We currently do not have any equity compensation plans or arrangements.

Liquidity and Financial Condition

Working Capital

	As of May 31, 2013	As of February 28, 2013

Current Assets	$17,417	$35,892
Total Assets	$171,333	$197,602
Current Liabilities	$1,425,895	$1,315,865
Total Liabilities	$1,449,257	$1,343,789
Working Capital (deficit)	$(1,408,478)	$(1,279,973)

Cash Flows

	Three Months Ended May 31, 2013	Three Months Ended May 31, 2012	For the Fiscal Year Ended February 28, 2013	For the Fiscal Year Ended February 28, 2012

Net Cash Used in Operating Activities	$124,421	$68,847	$300,898	$415,568
Net Cash Provided by Financing Activities	$121,421	$59,962	$293,283	$428,043
Increase (Decrease) in Cash during the Period	$(3,000)	$(8,885)	$(7,615)	$10,990
Cash and Cash Equivalents, End of Period	$375	$2,105	$3,375	$10,990

As of May 31, 2013, our company had working capital deficit of $1,408,478, $17,417 in total current assets and $1,425,895 in total current liabilities.

We are dependent on funds raised through equity financings and proceeds from shareholder loans. Our net loss of $1,278,024 from our inception on May 7, 2010 was funded primarily by financing and loans, as well as other capital contributions.

For the three month period ended May 31, 2013, we spent $124,421 on operations as compared to $68,847 for the comparative period in 2012. During the fiscal year ended February 28, 2013, we spent $300,898 on operations, whereas we spent $415,568 on operating activities during the same period in fiscal 2012. The decrease in our expenditures on operating activities during the year ended February 28, 2013 was primarily due to decreases in general and administrative expenses.

For the three month period ended May 31, 2013, we received $121,421 from financing activities, which consisted entirely of advances from a related party. During the fiscal year ended February 28, 2013, we received $293,283 from financing activities, which consisted entirely of advances from related parties, whereas we received $428,043 from financing activities during fiscal 2012.

We will require additional funds to fund our budgeted expenses over the next 12 months. These funds may be raised through, equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares.

We anticipate that our expenses over the next 12 months (beginning August 2013) will be approximately $3,000,000 as described in the table above. These estimates may change significantly depending on the nature of our business activities and our ability to raise capital from our shareholders or other sources.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, in the event that we succeed in bringing our technology to market and acquire oil and gas assets.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Basis of Presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Our company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

Our company evaluates its accounts receivables for collectability and establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. As of February 28, 2013 and 2012, no allowance for doubtful accounts was recorded.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life. Upon sale or retirement of equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. Depreciation expense for the years ended February 28, 2013 and 2012 was $20,264 and $11,125, respectively.

The major classes of property and equipment are furniture and fixtures and leasehold improvements which have an estimated useful life of 5-7 years, our company also maintains capitalized vehicles leases which have an estimated useful life of 5 years but are amortized over the life of the leases, which range from 4-5 years.

Oil and Gas Property

Oil and gas leasehold acquisition costs are capitalized and included on the balance sheet.

Oil and Gas Property Impairment

When circumstances indicate that an asset may be impaired, our company compares expected undiscounted future cash flows at the field level to the unamortized capitalized cost of the asset.  If the future undiscounted cash flows, based on our company’s estimate of future natural gas and oil prices and anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value.  Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.  During the years ended February 28, 2013 and 2012, our company did not have any impairment.

Depletion and Amortization

Leasehold costs of producing properties are depleted using the units-of-production method based on estimated proved oil and gas reserves. Amortization of intangible development costs is based on the units-of-production method using estimated proved developed oil and gas reserves.  The depletion expense for the year ended February 28, 2013 and 2012 was $15,122 and $1,733, respectively.

Master License

The Master License is recorded at cost and is being amortized straight-line over 12 months.  Amortization expense for the years ended February 28, 2013 and 2012 was $8,333 and $41,667, respectively.

Impairment of Long-Lived Assets

Our company follows paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. Our company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Our company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. As of February 28, 2013 and 2012, no impairment was recorded.

Revenue Recognition

Our company follows the guidance of paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. Our company recognizes revenue when it is realized or realizable and earned. Our company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

For the oil and gas revenues, our company recognizes revenue when production occurs.

For the service revenues, our company recognizes revenue when the fees are earned.

Income Taxes

Our company accounts for income taxes under paragraph 710-10-30-2 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net Loss Per Common Share

Net loss per common share is computed pursuant to paragraph 260-10-45-10 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock warrants.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants since our inception.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position

William J. Muran(1)	67	Director and Secretary
Mark Pellicane(2)	44	Director, President and Chief Executive Officer
Alfred Vincent Morra(3)	64	Director, Treasurer and Chief Financial Officer

(1)	William J. Muran was elected as Director and Secretary on January 24, 2008.
(2)	Mark Pellicane was elected as Director, President and Chief Executive Officer on August 2, 2013.
(3)	Alfred Vincent Morra was elected as Director, Treasurer and Chief Financial Officer on August 2, 2013.

Our directors will serve in that capacity until our next annual shareholder meeting or until his successor is elected and qualified.  Officers hold their positions at the will of our Board of Directors.  There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Executive Management

Our executive management team represents a significant depth of experience in enhanced oil and gas recovery and technology marketing, and domestic and international business development. The team represents a cross-disciplinary approach to management and business development.

William J. Muran, Director and Secretary

From July 1967 to July 1973 Mr. Muran served in the United States Army achieving the rank of Specialist-Four. Since September 1978 Mr. Muran has been the owner and operator of William J. Muran Pool Service, a full service maintenance and repair swimming pool service in Newport Beach, California.

Mr. Muran holds a Liberal Arts degree in Business and Finance from Orange Coast College in Costa Mesa, California.

Mr. Muran became our sole officer and director upon the resignation on January 24, 2008 of Mr. S. Gerald Diakow. Due to Mr. Diakow’s other obligations he was not able to spend the amount of time necessary to implement our company’s business plan. In a private transaction the shares held by Mr. Diakow were transferred to Mr. Muran. Mr. Diakow has agreed to act as an advisor to Mr. Muran to utilize his 41 years of experience in the natural resource and mineral exploration field. Mr. Diakow has agreed that he will not receive any compensation for his advisory position and will not hold any office or position in our company.

Mark Pellicane, Director, President and Chief Executive Officer

Specializing in the areas of product development and implementation, Mr. Pellicane has had a distinctive career in the development of numerous technology, marketing, and financial companies. Mark has always attributed his strength and success to working with industry leaders and pioneers in the field and integrating strong team leadership values to the project at hand.

At the age of 15, Mr. Pellicane was the youngest student accepted to a Canadian University and was educated at the University of Toronto in the field of sciences. Mr. Pellicane furthered his study in Business, and holds an Oxford Masters in Business Administration from Hamilton College, Oxford, England.

Mr. Pellicane is an accomplished public speaker and lecturer having been invited as guest speaker, and conducting seminars in the areas of technology and business across North America and Great Britain.

Mr. Pellicane’s career as a senior executive and industry leader may be highlighted as follows:

As President and CEO of Software Solutions, he spearheaded an operation of software development and distribution to 23 countries globally with over 600 points of presence in Canada alone. He was also President and CEO of Infinity Online Systems, one of the first two Internet companies in Canada with a geographical calling region greater than Sprint Canada. Infinity was taken through the public process with an acquisition by Primus Telecommunications Group, Incorporated.

With a shift towards financial products, Mr. Pellicane has assisted numerous companies with the development and launch of products, programs and distribution networks resulting in over $100 million in sales revenue.

Alfred Vincent Morra, Director, Treasurer and Chief Financial Officer

Alfred V. Morra enjoyed a career in international and corporate banking spanning some 25 years and retiring from the finance sector in 1998. Throughout his career he was involved in numerous turnaround financing, international leases, international loan syndications, leveraged buyouts, real estate financing and resource capital finance.

Further, Mr. Morra has acted as a President, CEO, General Manager, Vice President Finance for various companies that were in various stages of growth and in some cases in need of operational and financial structuring. His experience in industry includes: injection and blow moulding, plastic extrusion, magnesium production, retail operations, commercial lighting manufacturing, digital imaging for medical record conversion, toy and game manufacturing, packaging and leasing operations.

Most recently, Mr. Morra has served as Managing Director of Falconridge Ontario from April 2009 to present developing international territories for the technology of Falconridge Ontario. From March 2008 to February 2010, Mr. Morra served as President of BioWorld Technology Ltd.

Mr. Morra’s educational background includes having studied English and economics at the University of Toronto - University of St. Michael’s College from 1968 to 1971.  Prior to having attended the University of Toronto - University of St. Michael’s College, he attended Brebeuf College School from 1963 to 1968 to study general arts.

Our company believes that all of our directors’ respective educational background, operational and business experience give them the qualifications and skills necessary to serve as directors and officers, respectively, of our company. Our board of directors now consists solely of Mr. Muran, Mr. Pellicane and Mr. Morra.

Significant Employees

Other than the foregoing named officers and directors, we have one full-time employee whose services are materially significant to our business and operations who is employed at will by Falconridge Ontario.

Our one employee is Mark Nowak who provides IT, web design and manages search engine optimization.  Mr. Nowak is compensated $60,000 per annum. We have no written agreement with Mr. Nowak.

Family Relationships

There are no family relationships between any of our directors and officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
2.
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our shares of common stock and other equity securities, on Forms 3, 4 and 5, respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended May 31, 2013, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms

William J. Muran(1)	1	1	1

(1)	the insider was late filing a Form 3, Initial Statement of Beneficial Ownership.

On January 24, 2008, in a private transaction, 3,000,000 pre-split (18,000,000 post-split) shares of common stock held by a former director S. Gerald Diakow were transferred to the Mr. Muran. The shares were transferred in the private transaction at the price Mr. Diakow paid for the shares on May 30, 2007, $0.005 per share or a total of $15,000. At the time of the transaction, the shares constituted 100% of the issued and outstanding stock of our company.

Our company filed a post-effective amendment our SB-2 Registration to disclose the information reflecting the change to the corporation’s officer and director and the ownership of securities upon consummation of the transfer.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees.  When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by the members of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years of Our Company Ended May 31, 2012 and May 31, 2013

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

William Muran(1)	2013 2012	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Mark Pellicane(2)	2013	Nil	Nil	Nil	Nil	Nil	Nil

Alfred Morra(3)	2013	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. Muran was appointed as a director and secretary of our company on January 24, 2008.
(2)	Mark Pellicane served as President and Chief Executive Officer of Falconridge Ontario on August 2, 2013.
(3)	Alfred Vincent Morra served as Treasurer and Chief Financial Officer of Falconridge Ontario on August 2, 2013.

Summary Compensation Table — Fiscal Years of Falconridge Ontario Ended February 28, 2012 and February 28, 2013

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Mark Pellicane, Director, President and Chief Executive Officer(1)	2013 2012	60,000 60,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	60,000 60,000

Alfred Vincent Morra, Managing Director(2)	2013 2012	60,000 60,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	60,000 60,000

(1)	Mark Pellicane served as Chief Executive Officer of Falconridge Ontario since May 7, 2010.
(2)	Alfred Vincent Morra served as Managing Director of Falconridge Ontario since May 7, 2010.

Summary of Employment Agreements and Material Terms

We have not entered into any agreements with our directors and officers.

Outstanding Equity Awards at Fiscal Year End

For the year ended February 28, 2013, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended May 31, 2013 for Falconridge Nevada and the year ended February 28, 2013 for Falconridge Ontario.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 2, 2013 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Officers and Directors

Mark Pellicane 51 Macarthur Drive Thornhill, Ontario L4J 7T5 Canada	Director, President and Chief Executive Officer	Common Stock	17,550,000	36%

Alfred Vincent Morra 18 Queen Street Schomberg, Ontario L0G 1T0 Canada	Director, Treasurer and Chief Financial Officer	Common Stock	11,700,000	24%

William J. Muran 5135 Camino Al Norte, Suite 250 North Las Vegas, NV 89031	Director and Secretary	Common Stock	0	0%

All officers and directors as a group		Common stock, $0.001 par value	29,250,000	60%

5%+ Security Holders

None.
		Common stock, $0.001 par value
All 5%+ Security Holders

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	Based on 48,750,000 shares issued and outstanding.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons of Falconridge Nevada

The following includes a summary of transactions since the beginning of the May 31, 2012 fiscal year, or any currently proposed transaction, in which Falconridge Nevada was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On August 2, 2013, in conjunction with the closing of our share exchange with Falconridge Ontario, we issued an aggregate of 29,250,000 shares of our common stock to two of our directors and officers, Mark Pellicane and Al Morra.

Falconridge Nevada has not had any other transaction since the last two fiscal years ended May 31, 2013 and May 31, 2012, or any currently proposed transaction, in which Falconridge Nevada was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

Transactions with Related Persons of Falconridge Ontario

The following includes a summary of transactions since the beginning of the February 28, 2012 fiscal year through the fiscal year ended February 28, 2013, or any currently proposed transaction, in which Falconridge Ontario was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

First World Trade Corporation (“FWT”) is a company controlled by a shareholder of Falconridge Ontario.  As at February 28, 2013, FWT has advanced Falconridge Ontario $1,262,403 (2012 - $949,920) to fund operating costs and shared expenses, the loan is non-interest bearing and without specific terms of repayment.  Falconridge Ontario incurs shared expenses with FWT.  The costs include administrative, office lease expenses, and other costs which are allocated based on managements’ determination of the proportionate expenses incurred.

Falconridge Ontario has not had any other transaction since our last two fiscal years ended February 28, 2013 and February 28, 2012, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

Promoters and Certain Control Persons

Mr. Muran, who is one of three directors of our company, is our only promoter. He has not received, nor will he receive, anything of value from us, directly or indirectly in his capacity as promoter.

Corporate Governance

We currently act with three directors, consisting of Mark Pellicane, Alfred Vincent Morra and William J. Muran.

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the NASDAQ Stock Market.

Item 12A – Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are incorporated under the laws of the State of Nevada.  Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

Our company’s Bylaws provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Our company’s Bylaws do not modify Nevada law in this respect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have no liability insurance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Falconridge Oil Technologies Corp. (fka Ameriwest Petroleum, Inc)
An Exploration Stage Company)
Richmond Hill, Ontario, Canada

We have audited the accompanying balance sheets of Falconridge Oil Technologies Corp. (fka Ameriwest Petroleum, Inc) an exploration stage company, (the "Company") as of May 31, 2013 and 2012, and the related statements of expenses, stockholders' deficit and cash flows for the years then ended and the period from May 30, 2007 (inception) through May 31, 2013. These financial statements are the responsibility of Falconridge Oil Technologies Corp. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended and the period from inception through May 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 6, 2013

FALCONRIDGE OIL TECHNOLOGIES CORP.
(f/k/a AMERIWEST PETROLEUM CORP.)
(An Exploration Stage Company)
Balance Sheets

	As of	As of
	May 31, 2013	May 31, 2012
ASSETS

Current Assets
Cash	$5,813	$21,721
Total Current Assets	5,813	21,721

Total Assets	$5,813	$21,721

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$45	$80
Accrued Liabilities	7,452	4,452
Loan Payable	50,000	50,000
Loan Payable - Related Party	10,274	10,274
Total Current Liabilities	67,771	64,806

Stockholders' Deficit
Common stock, $.001 par value, 450,000,000 shares
authorized; 37,500,000 shares issued and outstanding
as of May 31, 2013 and May 31, 2012	37,500	37,500
Additional paid-in capital	42,500	42,500
Deficit accumulated during exploration stage	(141,958)	(123,085)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$5,813	$21,721

The accompanying notes are an integral part of these financial statements.

FALCONRIDGE OIL TECHNOLOGIES CORP.
(f/k/a AMERIWEST PETROLEUM CORP.)
(An Exploration Stage Company)
Statements of Expenses

			May 30, 2007
	Year	Year	(inception)
	ended	ended	through
	May 31, 2013	May 31, 2012	May 31, 2013
Operating Expenses
General & Administrative Expenses	$5,583	$5,216	$32,813
Impairment of Mineral Properties	-	-	16,328
Impairment of Asset	-	-	24,000
Professional Fees	10,290	10,909	61,365
Total Operating Expenses	15,873	16,125	134,506

Other Expenses
Interest Expense	3,000	1,573	7,452

Net Loss	$(18,873)	$(17,698)	$(141,958)

Basic and diluted net loss per share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	37,500,000	37,500,000

The accompanying notes are an integral part of these financial statements.

FALCONRIDGE OIL TECHNOLOGIES CORP.
(f/k/a AMERIWEST PETROLEUM CORP.)
(An Exploration Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
From May 30, 2007 (Inception) through May 31, 2013

				Deficit
				Accumulated
		Common	Additional	During
	Common	Stock	Paid-in	Exploration
	Stock	Amount	Capital	Stage	Total
Stock issued for cash at inception on
May 30, 2007 @ $0.005 per share	18,000,000	$18,000	$(3,000)	$-	$15,000

Net loss				(590)	(590)
Balance, May 31, 2007	18,000,000	$18,000	$(3,000)	$(590)	$14,410

Stock issued for cash per Reg "S" offering on
February 18, 2008 @ $0.02 per share	19,500,000	19,500	45,500	-	65,000

Net loss	-	-	-	(21,903)	(21,903)
Balance, May 31, 2008	37,500,000	$37,500	$42,500	$(22,493)	$57,507

Net loss	-	-	-	(27,038)	(27,038)
Balance, May 31, 2009	37,500,000	$37,500	$42,500	$(49,531)	$30,469

Net loss	-	-	-	(11,126)	(11,126)
Balance, May 31, 2010	37,500,000	$37,500	$42,500	$(60,657)	$19,343

Net loss	-	-	-	(44,731)	(44,731)
Balance, May 31, 2011	37,500,000	$37,500	$42,500	$(105,388)	$(25,388)

Net loss	-	-	-	(17,697)	(17,697)
Balance, May 31, 2012	37,500,000	37,500	42,500	(123,085)	(43,085)

Net loss	-	-	-	(18,873)	(18,873)

Balance, May 31, 2013	37,500,000	$37,500	$42,500	$(141,958)	$(61,958)

The accompanying notes are an integral part of these financial statements.

FALCONRIDGE OIL TECHNOLOGIES CORP.
(f/k/a AMERIWEST PETROLEUM CORP.)
(An Exploration Stage Company)
Statements of Cash Flows

			May 30, 2007
			(inception)
	Year ended	Year ended	through
	May 31, 2013	May 31, 2012	May 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,873)	$(17,698)	$(141,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on Disposal of asset	-	-	24,000
Changes in operating assets and liabilities:
Accounts Payable & accrued liabilities	2,965	(1,002)	7,497
Net cash used in operating activities	(15,908)	(18,700)	(110,461)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Bioreactor Pod	-	-	(24,000)
Net cash used in investing activities	-	-	(24,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan Payable	-	-	100,000
Payments on loan payable	-	(50,000)	(50,000)
Loan Payable - Related Party	-	-	10,274
Issuance of common stock for cash	-	-	80,000
Net cash provided by (used in) financing activities	-	(50,000)	140,274

Net increase (decrease) in cash and cash equivalents	(15,908)	(68,700)	5,813

Cash at beginning of period	21,721	90,421	-

Cash at end of year	$5,813	$21,721	$5,813

The accompanying notes are an integral part of these financial statements.

FALCONRIDGE OIL TECHNOLOGIES CORP.
(f/k/a AMERIWEST PETROLEUM CORP.)
(An Exploration Stage Company)
Notes to Financial Statements
As of May 31, 2013

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Falconridge Oil Technologies Corp. (f/k/a Ameriwest Petroleum Corp.) ("we", "our", or "the Company") was incorporated in Nevada on May 30, 2007. Falconridge is an Exploration Stage Company, as defined by ASC No. 915 "Development Stage Entities." Falconridge's principal business is the acquisition and exploration of mineral resources.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share - The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended May 31, 2013 and May 31, 2012, there were no potentially dilutive securities outstanding.

Cash and Cash Equivalents - For purposes of the statement of cash flows, Falconridge considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mineral Property Costs - Falconridge has been in the exploration stage since its inception and has not yet realized any revenues from its planned operations.  It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Impairment of Long-Lived Assets The Company follows paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally  determined using the asset's expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly  determined  remaining  estimated  useful  lives are shorter than originally estimated,  the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

Income Taxes - Falconridge recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Falconridge provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Issued Accounting Pronouncements - Falconridge does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

Reclassification - Certain reclassifications have been made to the prior period's financial statements to conform to the current period's presentation.

NOTE 2. GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Falconridge will continue to realize its assets and discharge its liabilities in the normal course of business. Falconridge has never generated revenues since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of Falconridge as a going concern is dependent upon the continued financial support from its shareholders, the ability of Falconridge to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As of May 31, 2013, Falconridge has accumulated losses of $141,958 since inception. These factors raise substantial doubt regarding Falconridge's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Falconridge be unable to continue as a going concern.

NOTE 3. LOAN PAYABLE -RELATED PARTY

As of May 31, 2013, there is a loan payable due to William Muran, sole officer and director of the Company, for $10,274 that is non-interest bearing with no specific repayment terms.

NOTE 4. LOAN PAYABLE

As of May 31, 2013, there is a loan payable to an unrelated party for $50,000 principal and $7,452 accrued interest. The loan bears interest at 6% per annum and has been extended to December 2013.

NOTE 5. INCOME TAXES

Falconridge uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2013, Falconridge incurred a net loss and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $141,958 at May 31, 2013, and will begin to expire in 2027.

At May 31, 2013 and 2012, deferred tax assets consisted of the following:

	May 31,
	2013	2012

Deferred Tax Asset	$48,266	$41,849
Valuation Allowance	(48,266)	(41,849)
Net Deferred Tax Asset	$-	$-

NOTE 6. SUBSEQUENT EVENTS

On July 2, 2013, the Company changed its name from Ameriwest Petroleum Corp. to Falconridge Oil Technologies Corp.

Falconridge Oil Ltd.
Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Falconridge Oil Ltd.
Richmond Hill, Ontario, Canada

We have audited the balance sheets of Falconridge Oil Ltd. (“the Company”) as of February 28, 2013 and 2012 and the related statements of operations, stockholders’ deficit and cash flows for the years ended February 28, 2013 and 2012.  These financial statements are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the company as of February 28, 2013 and 2012 and the results of its operations and its cash flows for the periods then ended in conformity with accounting  principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements of the Company has not generated significant revenue and has a working capital deficit.  These conditions raise significant doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

July 29, 2013

Falconridge Oil Ltd.
Balance Sheets
As at February 28, 2013 and 2012

	2013	2012

ASSETS

Current
Cash	$3,375	$10,990
Accounts receivable	32,517	5,400
Total current assets	35,892	16,390

Property & equipment net of accumulated depreciation of $40,591 (2012 - $20,327)	49,575	69,839
Master License, net of accumulated amortization of $50,000 (2012 - $41,667)	-	8,333
Oil & gas properties net of accumulated depletion of $16,855 (2012 - $1,733)	112,135	127,257

Total assets	$197,602	$221,819

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current
Accounts payable	$14,496	$720
Accrued liabilities	20,644	-
Loan payable - related party (Note 4)	1,262,403	949,920
Obligations under capital lease - current portion (Note 5)	18,322	18,078
Total current liabilities	1,315,865	968,718
Obligations under capital lease (Note 5)	27,924	46,247

Total liabilities	1,343,789	1,014,965

STOCKHOLDERS’ DEFICIT

Common stock, no par value, unlimited shares authorized,
100 common shares issued and outstanding	100	100
Deficit	(1,146,287)	(793,246)

Total stockholders’ deficit	(1,146,187)	(793,146)

Total liabilities and stockholders’ deficit	$197,602	$221,819

The accompanying notes are an integral part of these financial statements

Falconridge Oil Ltd.
Statements of Operations
For the Years Ended February 28, 2013 and 2012

	2013	2012

Oil & gas revenue	$21,135	$5,400
Service revenue	42,500	128,990

Total revenues	63,635	134,390

Expenses
General and administrative	371,835	416,288
Depreciation, amortization and depletion	43,719	54,525

Total operating expense	415,554	470,813

Other income (expense)
Interest expense	1,122	497

Net loss	$(353,041)	$(336,920)

Loss per common share - Basic and diluted	$(3,530.41)	$(3,369.20)

Weighted average number of common shares outstanding	100	100

The accompanying notes are an integral part of these financial statements

Falconridge Oil Ltd.
Statement of Stockholders’ Deficit
For the Years Ended February 28, 2013 and 2012

				Total
	Common	Stock	Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit

Balances, February 28, 2011	100	$100	$(456,326)	$(456,226)

Net loss	-	-	(336,920)	(336,920)

Balances, February 28, 2012	100	100	(793,246)	(793,146)

Net loss	-	-	(353,041)	(353,041)

Balances, February 28, 2013	100	$100	$(1,146,287)	$(1,146,187)

The accompanying notes are an integral part of these financial statements

Falconridge Oil Ltd.
Statements of Cash Flows
For the Years Ended February 28, 2013 and 2012

	2013	2012

Cash flows from operating activities
Net loss	$(353,041)	$(336,920)
Adjustment to reconcile net loss to net cash used in operations
Gain on oil and gas property interest received	-	(128,990)
Depreciation, amortization and depletion	43,719	54,525
Changes in:
Accounts receivable	(27,117)	(5,400)
Accounts payable & accrued liabilities	35,541	1,217

Net cash used in operating activities	(300,898)	(415,568)

Cash flows from investing activities
Purchase of property and equipment	-	(1,485)

Net cash used in investing activities	-	(1,485)

Cash flows from financing activities
Advances from related party	293,283	428,043

Net cash from financing activities	293,283	428,043

Net change in cash	(7,615)	10,990
Cash, beginning of year	10,990	-

Cash, end of year	$3,375	$10,990

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$-	$-
Cash paid during the year for interest	$-	$-

Non-cash investing and financing disclosures
Fixed assets obtained under capital lease obligation	-	45,542
Purchase of master license by related party	-	50,000
Capital lease obligation payments made by related party	19,200	9,600

The accompanying notes are an integral part of these financial statements

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

1.         Incorporation and nature of operations

Falconridge Oil Ltd. (“FRO”) was incorporated on May 7, 2010 as 1824186 Ontario Inc. by Articles of Incorporation under the laws of the Province of Ontario, Canada.  By Articles of Amendment dated June 4, 2010, the name of the company was changed to FalconRidge Oil Ltd.

FRO is an oil and gas technology company that specializes in increasing recovery from assets that are at the end of their commercial life.  The Company is in the business of commercializing a recovery method known as Terra Slicing.

2.         Summary of significant accounting policies

Basis of presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for doubtful accounts

The Company evaluates its accounts receivables for collectability and establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. As of February 28, 2013 and 2012, no allowance for doubtful accounts was recorded.

Property and equipment

Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life. Upon sale or retirement of equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. Depreciation expense for the years ended February 28, 2013 and 2012 was $20,264 and $11,125 respectively.

The major classes of property and equipment are furniture and fixtures and leasehold improvements which have an estimated useful life of 5-7 years, The Company also maintains capitalized vehicles leases which have an estimated useful life of 5 years but are amortized over the life of the leases, which range from 4-5 years.

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

2.         Summary of significant accounting policies (cont’d)

Oil & gas property

Oil & gas leasehold acquisition costs are capitalized and included on the balance sheet.

Oil & gas property impairment

When circumstances indicate that an asset may be impaired, the Company compares expected undiscounted future cash flows at the field level to the unamortized capitalized cost of the asset.  If the future undiscounted cash flows, based on the Company’s estimate of future natural gas and oil prices and anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value.  Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.  During the years ended February 28, 2013 and 2012, the Company did not have any impairment.

Depletion and amortization

Leasehold costs of producing properties are depleted using the units-of-production method based on estimated proved oil and gas reserves. Amortization of intangible development costs is based on the units-of-production method using estimated proved developed oil and gas reserves.  The depletion expense for the year ended February 28, 2013 and 2012 was $15,122 and $1,733 respectively.

Master license

The Master License is recorded at cost and is being amortized straight-line over 12 months.  Amortization expense for the years ended February 28, 2013 and 2012 was $8,333 and $41,667 respectively.

Impairment of long-lived assets

The Company follows paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. As of February 28, 2013 and 2012, no impairment was recorded.

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

2.         Summary of significant accounting policies (cont’d)

Revenue recognition

The Company follows the guidance of paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

For the oil and gas revenues, the Company recognizes revenue when production occurs.

For the service revenues, the Company recognizes revenue when the fees are earned.

Income taxes

The Company accounts for income taxes under paragraph 710-10-30-2 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net loss per common share

Net loss per common share is computed pursuant to paragraph 260-10-45-10 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock warrants.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently issued accounting pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

3.         Going concern

As shown in the accompanying financial statements, we have incurred net losses of $336,920 and $353,041 for the years ended February 28, 2012 and 2013, respectively. In addition, we have an accumulated deficit of $1,146,287 and a working capital deficit of $1,279,973 as of February 28, 2013. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

4.         Related party payable – First World Trade Corporation

First World Trade Corporation (“FWT”) is a company controlled by a shareholder of the Company.  As at February 28, 2013, FWT has advanced the Company $1,262,403 (2012 - $949,920) to fund operating costs and shared expenses, the loan is non-interest bearing and without specific terms of repayment.  The Company incurs shared expenses with FWT.  The costs include administrative, office lease expenses, and other costs which are allocated based on managements’ determination of the proportionate expenses incurred.

5.	Obligations under capital lease

	2013	2012

Obligations under capital lease for automobiles with interest rates ranging from 2% to 2.1% maturing from February 16, 2014 to February 1, 2017	$46,246	$64,325

Current portion	18,322	18,078

Long term portion	$27,924	$46,247

Future minimum lease payments under the capital lease for subsequent years are as follows:

2014	$19,200
2015	9,600
2016	9,600
2017	9,600
48,000

Less: interest	1,754
Total capital lease obligation as of February 28, 2013	$46,246

6.         Oil and gas royalty interest obtained

In October 2011, the Company contracted with a third party to perform a workover of a well using the Terra Slicing technology.  As payment, the company received a royalty interest upon completion in February 2012. The value of the royalty interest obtained was fair valued based on the Company’s reserve report, which is deemed to be $128,990. The Company accounted for this royalty interest received as service revenues and capitalized the amount as oil and gas property.

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

7.         Commitments and contingencies

The Company has entered into a licensing agreement with HydroSlotter Corporation of Canada (“HSC”) for the non-exclusive right to market, represent and use HSC’s Terra Slicing technology in order explore and develop utilization of the HSC technology in any geographical region, country, or territory.  The term of the agreement is from October 1, 2012 to December 1, 2013 and may be renewed annually by mutual consent.  Revenue and expenses are shared in accordance with the terms of the agreement. During this term, the Company must split all revenue received from well workovers and related oil & gas properties 50% with HSC.  The Company’s revenue is shown net of that split.

8.         Income taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2013 and 2012, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carryforward is approximately $1,146,000 at February 28, 2013, and will begin to expire in the year 2031.

At February 28, 2013 and 2012, deferred tax assets consisted of the following:

	2013	2012

Net operating losses	$304,000	$234,000
Valuation allowance	(304,000)	(234,000)

Net deferred tax asset	$-	$-

9.         Supplemental information on oil and gas operations (Unaudited)

The following table sets forth the results of oil and gas operations for the years ended February 28, 2013 and 2012 (excluding corporate overhead):

	2013	2012

Oil and gas revenues	$21,135	$5,400
Depletion expense	(15,122)	(1,733)

Results of operations for oil and gas producing activities	$6,013	$3,667

The supplemental unaudited oil and gas reserve information that follow is presented in accordance with FASB ASC 932-235.  The process of estimating quantities of proved natural gas and crude oil reserve is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir.  The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions.  Consequently, material revisions to existing reserve estimates occur from time to time.  Although every reasonable effort is made to ensure that reported reserve estimates represent the most accurate assessment possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

9.         Supplemental information on oil and gas operations (unaudited) (cont’d)

The recording and reporting of proved reserve are governed by criteria established by regulations of the SEC.  Those regulations define proved reserves as those estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved reserves are further classified as either developed or undeveloped.  Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods, while proved undeveloped reserves are the quantities expected to be recovered from new wells on undrilled acreage, or from an existing well where relatively major expenditures are required for recompletion.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Estimates of proved reserves, future net revenue and present values of oil and gas reserves at February 28, 2013 were based on studies performed by Chapman Petroleum Engineering Ltd. and independent reservoir engineering firm.  Oil and gas prices received by the Company on February 28, 2013 were used in pricing the reserves.  Development and production costs were based on respective year-end costs.  Future income taxes were not considered.  Present value amounts were determined by applying a 10% discount factor.  All of the Company’s reserves are located in the Province of Saskatchewan, Canada.

No major discovery or other favorable or adverse event subsequent to February 28, 2013 is believed to have caused a material change in the estimates of proved reserves as of that date.  Substantially all of the Company’s proved reserves related to one property.

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirement of FASB ASC 932-235.

Estimated net proved reserves at February 28, 2013:

	2013	2012
	Oil (Bbls)	Oil (Bbls)
Proved developed & undeveloped reserves:
Beginning of year	2,447	-
Acquisition	-	2,478
Discoveries and extensions	-	-
Improved recovery	-	-

Revisions of previous estimates	-	-
Production	(264)	(31)

End of year	2,183	2,447

Developed reserves, included above:	-	-

Beginning of year	2,447	-
End of year	2,183	2,447

Falconridge Oil Ltd.
Notes to Financial Statements
For the Years Ended February 28, 2013 and 2012

9.         Supplemental information on oil and gas operations (unaudited) (cont’d)

Costs incurred in oil and gas producing activities for the year ended February 28, 2013 and 2012:

	2013	2012

Property acquisition costs:
Proved	$-	$128,990
Unproved	-	-
Exploration costs	-	-
Development costs	-	-

Net capitalized cost	$-	$128,990

Costs incurred include capitalized and expensed items.  Acquisition costs include the costs of acquiring proved and unproved oil and gas properties.  Exploration costs include geological and geophysical expenses, the cost of drilling and equipping development wells and building related production facilities for extracting treating, gathering and storing petroleum liquids and natural gas.

Standardized measures of future net cash flows are as follows:

Amounts are computed using year-end prices and costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10 percent discount factor.  Continuation of year-end economic conditions also is assumed.  The calculation is based on estimates of proved reserves, which are revised over time as new data become available.  Probable or possible reserves, which may become proved in the future are not considered.  The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development, including dismantlement, and production costs.

While due care was taken in its preparation, we do not represent that this data is the fair value of our oil and gas properties, or a fair estimate of the present value of cash flows to be obtained from their development and production.

The standardized measure of discounted future cash flows of discounted future cash flows

	2013	2012

Future cash flows	$181,000	$198,737

Less: 10% annual discount of estimated timing of cash flows	(72,500)	(72,447)

Discounted future net cash flows	$108,500	$126,290

Summary of changes in the standardized measure of discounted future cash flows

	2013	2012

Beginning of year	$126,290	$-
Sales of oil and gas produced	(21,135)	(5,400)
Acquisition of oil and gas property	-	128,990
Changes in timing and other	3,345	2,700

End of year	$108,500	$126,290

Falconridge Oil Ltd.
Financial Statements
(Unaudited)

Falconridge Oil Ltd.
Balance Sheets
As at May 31 and February 28, 2013
(Unaudited)

	May 31	February 28
ASSETS

Current
Cash	$375	$3,375
Accounts receivable	17,042	32,517
Total current assets	17,417	35,892

Property & equipment net of accumulated depreciation of $45,657(2013 - $40,591)	44,509	49,575
Oil and gas properties net of accumulated depletion of $19,583(2013 - $16,855)	109,407	112,135

Total assets	$171,333	$197,602

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current
Accounts payable	$13,238	$14,496
Accrued liabilities	5,711	20,644
Loan payable - related party	1,388,624	1,262,403
Obligations under capital lease - current portion	18,322	18,322
Total current liabilities	1,425,895	1,315,865
Obligations under capital lease	23,362	27,924

Total liabilities	1,449,257	1,343,789

STOCKHOLDERS’ DEFICIT

Common stock, no par value, unlimited shares authorized,
100 common shares issued and outstanding	100	100
Deficit	(1,278,024)	(1,146,287)

Total stockholders’ deficit	(1,277,924)	(1,146,187)

Total liabilities and stockholders’ deficit	$171,333	$197,602

The accompanying notes are an integral part of these unaudited financial statements.

Falconridge Oil Ltd.
Statements of Operations
For the three months ended May 31, 2013 and 2012
(Unaudited)

	2013	2012

Oil & Gas revenue	$5,123	$5,231
Services revenue	-	42,500

	5,123	47,731

Expenses
General and administrative	128,828	92,960
Depreciation, amortization and depletion	7,794	19,263

Total operating expense	136,622	112,223

Other income (expense)
Interest expense	238	280

Net loss	$(131,737)	$(64,772)

Loss per common share - Basic and diluted	$(1,317.37)	$(647.12)

Weighted average number of common shares outstanding	100	100

The accompanying notes are an integral part of these unaudited financial statements.

Falconridge Oil Ltd.
Statements of Cash Flows
For the three months ended May 31, 2013 and 2012
(Unaudited)

	2013	2012

Cash flows from operating activities
Net loss	$(131,737)	$(64,772)
Adjustment to reconcile net loss to net cash used in operations
Depreciation, amortization and depletion	7,794	19,263
Accounts receivable	15,475	(55,349)
Accounts payable & Accrued Liabilities	(15,953)	32,011

Net cash used in operating activities	(124,421)	(68,847)

Cash flows from financing activities
Advances from related party	121,421	59,962

Net change in cash	(3,000)	(8,885)
Cash, beginning of period	3,375	10,990

Cash, end of period	$375	$2,105

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$-	$-
Cash paid during the year for interest	$-	$-

Non-cash investing and financing disclosures:
Capital lease obligation payments made by related party	$4,800	$4,800

The accompanying notes are an integral part of these unaudited financial statements.

Falconridge Oil Ltd.
Notes to Financial Statements
For the three months ended May 31, 2013 and 2012
(Unaudited)

1.         Basis of presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America and with the rules and regulations of the Securities and Exchange Commission to Form 10-Q and Article 8 of Regulation S-X.  These unaudited interim statements should be read in conjunction with the financial statements of the Company for the year ended February 28, 2013 and notes thereto contained in the information as part of the Company’s Annual Report elsewhere in this Form 8-K filed.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2013 as reported in the Form 10-K have been omitted.   In the opinion of management, the unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring adjustments) which are necessary to present fairly the financial position and the results of operations for the interim periods presented herein.  Unaudited interim results are not necessarily indicative of the results for the full year.

2.         Going concern

As shown in the accompanying financial statements, we have incurred net losses of $1,278,024 since inception. This condition raises substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 20, 2013, Falconridge Oil Technologies Corp. (the “Company”), a state of Nevada company, entered into a letter of intent to purchase all of the outstanding shares of FalconRidge Oil Ltd., a Canadian company  (“FRO”) pursuant to the terms of a Securities Purchase Agreement dated August 2, 2013, by and among the Company, FRO and the shareholders of FRO. As consideration for the purchase of FalconRidge Oil Ltd., the company will issue 29,250,000 shares in exchange for all of the outstanding shares of FRO.  In addition, the Company will cancel 18,000,000 shares, leaving an after-closing 48,750,000 shares outstanding.  The business combination will be accounted for as a reverse merger.

The following unaudited pro forma condensed combined financial statements of the Company have been prepared to indicate how the financial statements of the Company might have looked if the acquisition of FRO had occurred as of the period ended May 31, 2013.

The pro forma condensed combined financial statements have been prepared using the audited historical financial statements of the Company and FRO for the periods ended May 31 and February 28, 2013, respectively.

The pro forma condensed combined financial statements should be read in conjunction with a reading of the historical financial statements of the Company and FRO.  The pro forma condensed combined financial statements are presented for illustrative purposes only and are not intended to be indicative of financial condition or results of operations that may be reported in the future.

FALCONRIDGE OIL TECHNOLOGIES CORP.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of May 31 and February 28, 2013

	May 31	February 28		Pro Forma
	Falconridge (Nevada)	Falconridge (Ontario)	Pro forma Adjustments	Condensed Combined
Assets

Current Assets
Cash and cash Equivalents	5,813	375		6,188
Accounts Receivable	-	17,042		17,042

Total Current Assets	5,813	17,417	-	23,230

Property and Equipment (net of accumulated depreciation)	-	44,509		44,509
Oil and Gas property (net of Depletion)	-	109,407		109,407

Total Assets	5,813	171,333	-	177,146

Liabilities and Stockholders' Deficit

Current Laibilities
Accounts Payable	45	13,238		13,283
Accrued Liabilities	7,452	5,711		13,163
Loan Payable	50,000			50,000
Loan Payable - Related party	10,274	1,388,624		1,398,898
Capital Lease obligations		18,322		18,322

Total Current Liabilities	67,771	1,425,895	-	1,493,666

Long Term Liabilities
Capital Lease Obligation	-	23,362		23,362

Total Liabilities	67,771	1,449,257	-	1,517,028

Stockholders' Deficit
Common stock, $.001 par value, 450,000,000 shares	37,500	100	11,150	48,750
authorized; 37,500,000 shares issued and outstanding
Additional Paid-in Capital	42,500		(153,108)	(110,608)
Deficit	(141,958)	(1,278,024)	141,958	(1,278,024)
Total Stockholders' Deficit	(61,958)	(1,277,924)	-	(1,339,882)

Total Liabilities and Stockholders' Deficit	5,813	171,333	-	177,146

FALCONRIDGE OIL TECHNOLOGIES CORP.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the years ended May 31 and February 28, 2013

	May 31	February 28		Pro Forma
	Falconridge (Nevada)	Falconridge (Ontario)	Pro forma Adjustments	Condensed Combined

Oil & Gas Revenue	-	21,135		21,135
Services Revenue	-	42,500		42,500

Total Revenue	-	63,635	-	63,635

Operating Expenses
General and Administrative	5,583	371,835		377,418
Professional Fees	10,290	-		10,290
Depreciation, amortization and depletion	-	43,719		43,719

Total Operating Expenses	15,873	415,554	-	431,427

Interest Expense	(3,000)	(1,122)	-	(4,122)

Net Loss	(18,873)	(353,041)	-	(371,914)

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)

Overview

The pro forma data is presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of Falconridge Oil Ltd. (“Falconridge Ontario”), a province of Ontario corporation, had been consummated at the beginning of the period. The pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies, if any, which will not be known until the contingency is resolved. The pro forma data presented reflect the preliminary purchase consideration and preliminary purchase price allocation and do not necessarily represent the final purchase price allocation.

Basis of Presentation

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended May 31, 2013, included the unaudited historical results of operations for Falconridge Oil Technologies Corp. (formerly Ameriwest Petroleum Corp.) (“Falconridge Nevada ”), a State of Nevada corporation, and Falconridge Ontario for the year ended February 28, 2013, adjusted for the pro forma effects of Falconridge Nevada’s acquisition of Falconridge Ontario assuming the acquisition occurred on May 31, 2013.

The unaudited Pro Forma Condensed Combined Balance Sheet at May 31, 2012, included the unaudited position of Falconridge Nevada and Falconridge Ontario as of May 31, 2013, assuming Falconridge Nevada’s acquisition of Falconridge Ontario occurred on May 31, 2013, adjusted for the pro forma effects of the acquisition.

Acquisition of Falconridge Ontario

On June 20, 2013, Falconridge Nevada entered into a letter of intent to purchase all of the outstanding shares of Falconridge Ontario pursuant to the terms of a Securities Purchase Agreement dated August 2, 2013, by and among Falconridge Nevada, Falconridge Ontario and the shareholders of Falconridge Ontario. As consideration for the purchase of Falconridge Ontario, Falconridge Nevada will issue 29,250,000 shares of its common shares in exchange for all 100 of the outstanding shares of Falconridge Ontario.

The acquisition of Falconridge Ontario has been accounted for as a business combination whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this Prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 – Other Expenses of Issuance and Distribution

No expenses will be borne by the Selling Security Holders.  Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$1,327.24
Legal fees and expenses	3,500
Accounting fees and expenses	10,500
Printing and marketing expenses	Nil
Miscellaneous	2,000
Total	$17,327

Item 14 – Indemnification of Directors and Officers

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of our company will be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the unlawful payment of dividends. In addition, our bylaws permit for the indemnification and insurance provisions in Chapter 78 of the NRS.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Further, in the normal course of business, we may have in our contracts indemnification clauses, written as either mutual where each party will indemnify, defend, and hold each other harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties; or single where we have agreed to hold certain parties harmless against losses etc.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15 – Recent Sales of Unregistered Securities

On August 2, 2013, we issued 29,250,000 shares of our common stock to two shareholders of Falconridge Ontario as part of the closing of the share exchange agreement in exchange for all of the issued and outstanding shares of Falconridge Ontario.  The number of our shares issued to the Falconridge Ontario shareholders was determined based on an arms-length negotiation.  The issuances of our shares to the Falconridge Ontario shareholders were made in reliance on the exemption provided by Regulation S of the Securities Act 1934, as amended

Item 16 – Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Falconridge Oil Technologies Corp. (incorporated by reference to our Registration Statement on Form S-1 filed on October 14, 2008).
3.2	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1 filed on October 14, 2008).
3.3	Bylaws of Falconridge Oil Technologies Corp. (incorporated by reference to our Registration Statement on Form S-1 filed on October 14, 2008).
4.1	Instrument Defining the Right of Holders – Form of Share Certificate (incorporated by reference to our Current Report on Form 8-K filed on August 21, 2013).
5.1	Legal Opinion of Macdonald Tuskey.
10.1
Share Exchange Agreement among Falconridge Oil Technologies Corp., Falconridge Oil Ltd. and the Shareholders of Falconridge Oil Ltd. dated August 2, 2013 (incorporated by reference to our Current Report on Form 8-K filed on August 21, 2013).

23.1	Consent of MaloneBailey LLP.
23.2	Consent of Macdonald Tuskey (incorporated in Exhibit 5.1).

Item 17 – Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on September 4, 2013.

FALCONRIDGE OIL TECHNOLOGIES CORP.

By:	/s/ Mark Pellicane
Mark Pellicane
President and Director

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Mark Pellicane	Director, President and Chief Executive Officer	September 4, 2013
Mark Pellicane

/s/ Alfred Morra	Director, Treasurer and Chief Financial Officer	September 4, 2013
Alfred Morra